Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Aberdeen Funds:

We consent to the use of our reports for the Asia Bond Institutional Fund, Asia-Pacific (ex-Japan) Equity Institutional Fund, China Opportunities Fund, Core Fixed Income Fund, Emerging Markets Fund, Emerging Markets Institutional Fund, Equity Long-Short Fund, Global Equity Fund, Global Fixed Income Fund, Global Small Cap Fund, International Equity Fund, Global Natural Resources Fund, Optimal Allocations Fund: Defensive, Optimal Allocations Fund: Moderate, Optimal Allocations Fund: Moderate Growth, Optimal Allocations Fund: Growth, Optimal Allocations Fund: Specialty, Small Cap Fund, Tax-Free Income Fund, Emerging Markets Debt Local Currency Fund, Ultra-Short Duration Bond Fund, Asia-Pacific Smaller Companies Fund, U.S. Equity Fund and U.S. Equity II Fund, a total of twenty-four funds of the Aberdeen Funds, dated December 28, 2011, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements”  in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 27, 2012